Exhibit 10.c ii

[“Grant Date”]

RE: PRSU (LTIP) Award under the [YEAR]- [YEAR] Program

Dear [“Executive Name”]:

You have been designated to be a participant in Masco Corporation’s [YEAR] - [YEAR] Long-Term Incentive Program (the “Program”) by the Compensation and Talent Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”). This award agreement (“Award Agreement”) contains terms and conditions that apply to your award (the “Award”) of Performance Restricted Stock Units (“PRSUs”). You must accept this Award within 30 days of this notification, or it will be canceled without consideration and will be of no further force and effect.

This Award entitles you to receive Shares as a share award (“Share Award”), if certain conditions are satisfied, including approval of the Share Award by the Committee following the Performance Period. All of your rights to this Award are described in this Award Agreement, in the Program and in Masco Corporation’s 2024 Long Term Stock Incentive Plan (the “Plan”), which, together, constitute your performance award agreement (the “Agreement”). Terms not otherwise defined in this Award Agreement have the meanings ascribed to them in the Program or the Plan.

Your Award

You have been granted [“Grant Custom 1”] PRSUs for the three-year period that begins on January 1, [YEAR] and ends on December 31, [YEAR] (the “Performance Period”). Subject to the terms of the Agreement, if the Committee determines (following the end of the Performance Period), that the Performance Goals (as set forth below) were achieved by the Company at the Threshold Performance Score Percentage or greater, then a Share Award will be made to you on the Share Award Date.

Goals for the Performance Period

    For the Performance Period, the Committee has established [PERFORMANCE METRIC(S)] as the “Performance Metric(s)” and [MARKET METRIC(S)] as the “Market Metric” that will be measured and the following Performance Score Percentages and Performance Goals for these Metric(s):

Exhibit 10.c ii

Performance Score Percentages
	Weighting	Threshold	Target 100%	Maximum 200%
[PERFORMANCE METRIC]	[ ]	[ ]	[ ]	[ ]
[MARKET METRIC]	[ ]	[ ]	[ ]	[ ]

Notwithstanding the foregoing, the Committee shall have the right to exercise negative discretion for purposes of determining the number of PRSUs that would vest into Shares.

Your Acceptance

    By accepting this Award, you voluntarily agree to the terms and conditions of this Award Agreement and acknowledge that:

•You have read and you understand this Award Agreement, the Program and the Plan;
•You have received or have access to all of the documents referred to in this Award Agreement;
•The terms and conditions contained in the Program, including without limitation, the terms under the caption “Participant’s Further Acknowledgements,” are incorporated into this Award Agreement and are binding on you;
•There are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, or performance awards, except as may be evidenced by other written agreements entered into by you and the Company or the Committee;
•You may be required to accept certain terms and conditions at the end of the Performance Period with respect to any Share Award that may be issued to you;
•This Award Agreement will be governed by and interpreted in accordance with Michigan law, unless preempted by applicable Federal law; and
•This Award is, in all respects, subject to the documents referenced in this Award Agreement and the Committee’s application of its negative discretion, and is intended to comply with, or be exempt from, as the case may be, the provisions of Internal Revenue Code Section 409A.

Upon your acceptance of this Award, the Agreement will be effective as of the date hereof.

Very truly yours,

MASCO CORPORATION

Exhibit 10.c ii

MASCO CORPORATION
LONG-TERM INCENTIVE PROGRAM
UNDER THE
MASCO CORPORATION 2024 LONG TERM STOCK INCENTIVE PLAN

The purpose of the Long-Term Incentive Program (the “Program”) is to provide an additional incentive for a Participant (as defined below) designated by the Compensation and Talent Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”) to contribute to the achievement of the Company’s long-term growth and profitability goals established by the Committee at the beginning of a period designated by the Committee (the “Performance Period”), and to align the Participant’s efforts with stockholder interests. The Committee will set the Performance Goals (as defined below) at levels that are consistent with the Company’s long-range business plan, and the achievement of these goals will require a high level of performance over the Performance Period.

Awards under this Program are made pursuant to the Company’s 2024 Long Term Stock Incentive Plan (the “Plan”). Terms not otherwise defined herein have the meanings given to them in the Plan or the Award Agreement.

Section 1.    Definitions.

a.“Cause” shall be deemed to refer to:
i.“Cause,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Company in effect at the time of termination of the Participant’s employment, or
ii.In the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s:
(A)willful neglect in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties;
(B)engagement in conduct in connection with the Participant’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries or Affiliates;
(C)conviction of, or plea of guilty or no contest to any felony or any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries or Affiliates;
(D)material violation of the written policies of the Company or restrictive covenants of the Company to which the Participant is bound;

Exhibit 10.c ii

(E)fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its subsidiaries or Affiliates; or
(F)act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Company
Your resignation after any event described in Section 1(a)(i) or (ii) that would be grounds for your termination with Cause will be treated as a termination with Cause hereunder.
b.“Disability” shall be deemed to refer to the meaning of “Disability” as set forth by the Social Security Administration as of the applicable time.
c.“Employment” or “Employed” shall be deemed to refer to employment by the Company and/or its subsidiaries and shall not include employment by an Affiliate that is not a subsidiary of the Company, unless the Committee so determines at the time such employment commences.
d.“Good Reason” shall be deemed to refer to the Participant’s resignation within 24 months following the initial existence of one or more of the following triggers, arising without the Participant’s consent:
i.a significant diminution in the Participant’s target compensation opportunity;
ii.a significant diminution in Participant’s authority, duties or responsibilities;
iii.a significant diminution in the authority, duties or responsibilities of the supervisor to whom Participant is required to report, including a requirement that the Participant reports to a corporate officer or employee, instead of reporting directly to the Board;
iv.a relocation resulting in more than an additional 70 mile commute to the geographic location at which the Participant must provide services; provided that this Good Reason trigger shall not apply in the event that the Participant has been designated to perform Participant’s services as a remote worker; or
v.any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.
The Participant is required to notify the Company that one of the triggers described in this Section 1(d) exists within a period that does not exceed 90 days of the time the trigger first existed, and the Company must have no less than 30 days from such notice to cure such instance.

e.“Retirement Eligible” shall be deemed to refer to attaining (i) age 65 (or, if the Participant resides outside of the United States, attaining the normal retirement age as provided at the time of the Participant’s retirement under the most recent retirement-type plan of which the Participant is a participant), or (ii) age 55 and having at least 10 years of continuous employment with the Company and/or any of its subsidiaries.

Exhibit 10.c ii

Section 2.    Summary of the Program.

i.Awards under this Program will be designated as Performance Restricted Stock Units (“PRSUs”), which are bookkeeping entries that may convert to Shares under certain circumstances, including approval of a share award (“Share Award”) by the Committee, on a one-for-one PRSU-to-Share basis upon vesting; however, a PRSU can result in more or less Shares depending on the achievement level of the Performance Goals. PRSUs that do not convert to Shares at the conclusion of the Performance Period as provided in this Program will lapse and be forfeited.
ii.“Participants” in this Program are typically members of the Company’s executive officer group. An individual’s eligibility to be a Participant in this Program is determined by the Committee at the beginning of the Performance Period. The Committee will specify the performance metric(s) to be measured during the Performance Period (the “Performance Metric(s)”) and the minimum (the “Threshold”), the target (the “Target”) and the maximum (the “Maximum”) achievement of the Performance Metric(s) (each, a “Performance Goal”) at the beginning of each Performance Period. The Performance Metric(s) and Performance Goals will be set forth in an award agreement (the “Award Agreement”) between the Participant and the Company. The Company’s performance during the Performance Period will be evaluated against such Performance Goals.
iii.At the end of the Performance Period, the Committee will calculate the Company’s performance achieved for each Performance Metric, and if at least the Threshold Performance Goal is attained, the PRSUs will be redeemed in favor of a Share Award after the end of the Performance Period, as provided in the Award Agreement. Any Share Award is subject to the Committee’s right to exercise negative discretion (to reduce or eliminate an award at any time) and to the provisions of this Program. The procedures and timing of this Program are described in more detail throughout this Program.
iv.The calculation of the Company’s actual performance of the Performance Metric(s) designated by the Committee will be construed consistent with generally accepted accounting principles, where applicable. In addition to the adjustments referred to in Section 2(c), the Committee may also make adjustments as provided in the Plan and as otherwise specified in the Award Agreement to exclude, as applicable, certain unusual items or other non-recurring items that may be separately identified and reported.

Section 3.    Determination of Achieved Performance and Amount of Share Award.

i.At the end of the Performance Period, the Committee will determine the achieved “Performance Score Percentage” for the Performance Period as described in the Award Agreement.
ii.If the achieved overall Performance Score Percentage for the Performance Metrics is less than the Threshold Performance Score Percentage, no Share Award will be made and the PRSUs will be forfeited. If the Threshold Performance Score Percentage is achieved, subject to the Committee’s right to exercise negative

Exhibit 10.c ii

discretion, a Share Award will be determined by multiplying the achieved overall Performance Score Percentage by the number of PRSUs in the Participant’s Award, and rounded to the nearest whole Share.
iii.The Committee may suspend, eliminate, or reduce an Award, Share Award, or Shares for any Participant who fails to achieve an acceptable level of personal performance and professionalism, as determined by the Committee in its discretion.

Section 4.    Continued Employment, Share Issuance, and Termination of Employment

i.Except as provided in Section 4(c), to qualify for a Share Award, a Participant must be employed by the Company on the Share Award Date (as defined below). If a Participant’s employment is transferred within the Company or within the Company’s subsidiaries, even if to a position in which the Participant is no longer eligible to participate in this Program, the Participant will continue to be eligible for a Share Award (prorated or not, as the case may be) following the Committee’s approval of that Share Award, as if the employment transfer had not occurred (unless the Committee determines that there was another reason for the transfer that violates, or is subject to, another provision of the Agreement).
ii.Once a Share Award is approved by the Committee following the end of the Performance Period, the Shares will be issued to the Participant no later than March 15 of the year following the end of the Performance Period (the distribution date being the “Share Award Date”). A Participant may be required to accept certain terms and conditions after the end of the Performance Period with respect to any Shares that may be issued to the Participant.
iii.Notwithstanding Section 4(a), if, prior to the Share Award Date:
i.the Participant’s employment is terminated without Cause and the Participant is Retirement Eligible;
ii.the Participant’s employment is terminated by reason of death or Disability; or
iii.the Participant is terminated without Cause within 24 months following the date of a Change in Control or resigns from employment for Good Reason, then the terms of an Award will be modified and the Participant will receive a prorated Share Award, subject to achievement of at least the Threshold Performance Score Percentage for the Performance Period, as set forth in Section 3(b) (such Share Award to be calculated based on the number of PRSUs granted as set forth in the Award Agreement and on the length of the Participant’s service during the Performance Period). Such prorated Share Award will be made at the same time as Share Awards are made to other Participants.
iv.The Committee shall:
i.have the right to exercise negative discretion for purposes of determining the number of prorated Share Awards that the Participant shall receive pursuant to Section 4(c), and

Exhibit 10.c ii

ii.have the right not to provide for a prorated Share Award pursuant to Section 4(c), in each case, in the event that the Committee determines that the Participant’s employment or other service could have been terminated with Cause, that the Participant breached or violated any restrictive covenants or other obligations to which the Participant is or was subject, or that the Participant violated the covenants contained in Section 7 herein.

Section 5.    Change in Control

The treatment of the Participant’s Awards upon a Change in Control of the Company shall be subject to Section 7(f) of the Plan; provided, that the Awards shall be prorated as described in Section 4(c) and subject to Section 4(d).

Section 6.    Restatement of Financial Statements

The Participant agrees that if the Company has a restatement of its financial statements, other than as a result of changes to accounting rules and regulations, the Awards shall be subject to the Masco Corporation Compensation Recoupment Policy, or any other clawback or recoupment arrangements or policies the Company has in place from time to time.

Section 7.    Prohibited Activities

a.If the Participant has been granted an Award and the Participant resides in the United States, notwithstanding anything to the contrary in this Program:
i.If at any time the Participant engages in an activity following the Participant’s termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or an Affiliate, all rights to any portion of the Award will be forfeited to the Company. The Participant acknowledges that such activity includes, but is not limited to, “Business Activities.”
ii.The Participant agrees, in consideration for this Award, and regardless of whether any Shares have been issued, while the Participant is a holder of any PRSUs, to the maximum extent permitted under applicable law, and for a period of one year thereafter (the “Prohibited Period”), not to, directly or indirectly, own any interest in (other than an indirect interest that arises from the Participant’s ownership of or investments in mutual funds or similar collective investment equity vehicles available to the general public), manage, control, participate in (whether as a manager, officer, employee, partner, agent, representative or otherwise), consult with, render services for, or any other manner engage in, or assist in any manner any other person or entity to engage in, any Business Activities within the Restricted Territory. For purposes of this Program, “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or service that is competitive with any products or services offered by the Company or any subsidiary or Affiliate of the Company at any time while this

Exhibit 10.c ii

Award is outstanding; and “Restricted Territory” means any state in which the Company or its subsidiary or Affiliate offers services or products.
iii.Without limiting the generality of Section 7(a)(i) and (ii), the Participant agrees that during the Prohibited Period, Participant will not, directly or indirectly:
(A)solicit business from any person or entity that is or was a client or customer of the Company or any of its subsidiaries or Affiliates during the time in which this Award is outstanding for the purpose of securing business or contracts related to the Business Activities or in any way interfere with the relationship between the Company and its subsidiaries or Affiliates and any such client or customer; or
(B)employ, solicit, engage, or in any way interfere in the Company’s relationship with any person who is (or was at any time during the 12 months preceding such action) employed or engaged by the Company or its subsidiaries or Affiliates.
iv.Should the Participant breach any of the restrictions contained in this Section 7(a), by accepting this Award Participant agrees, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (A) the amount of income realized for income tax purposes from this Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from any Award under this Program received on or after the Participant’s termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (B) all costs and expenses of the Company in any effort to enforce its rights under this section. To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to the Participant by the Company or any of its subsidiaries or Affiliates for any amount owed to the Company by such Participant under this Award Agreement.
b.If the Participant has been granted an Award, and the Participant resides outside of the United States, the Participant agrees, in the consideration for this Award, and regardless of whether the Performance Period has ended, while the Participant is employed or retained as a consultant by the Company or any of its subsidiaries not to engage in, and not to become associated in a “Prohibited Capacity” (as defined in Section 7(b)(i)) with any other entity engaged in, any Business Activity and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.
i.For purposes of Section 7(b), “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (A) confidential business information of the Company or any of its subsidiaries could be used as fulfilling any of the Participant’s duties or responsibilities with such other entity, (B) any of the Participant’s duties or

Exhibit 10.c ii

responsibilities are similar to or include any of those the Participant had while employed or retained as a consultant by the Company or any of its subsidiaries, or (C) an investment by the Participant in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Section 8.    Dispute Resolution
a.Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, the Program, the Award Agreement, this Award and any related documents, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. The Participant agrees to the Committee’s authority with respect to the Award and to the application of the Company’s Dispute Resolution Policy.
b.In addition, the Participant and the Company agree that if, for any reason, a claim is asserted against the Company or any of its subsidiaries or Affiliates or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an Affiliate’s trade secrets, confidential information or intellectual property rights) which (i) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated in this Program, as it shall be amended from time to time); (ii) subverts the provisions of Section 3 of the Plan; or (iii) involves any of the provisions of this Award Agreement, this Program, the Plan or the provisions of any equity award or other agreements relating to Company common stock or the claims of the Participant or any persons to the benefits thereof, then in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by the Participant and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree.
c.The provisions of this Section 8: (i) shall survive the termination or expiration of the Award Agreement, (ii) shall be binding upon the Company’s and the Participant’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (iii) shall supersede the provisions of any prior agreement between the Participant and the Company or its subsidiaries or Affiliates with respect to any of the Company’s Awards or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between the Participant and the Participant’s employer, and (iv) may not be modified without the consent of the Company. Subject to the exception set forth in Section 8(b), the Participant and the Company acknowledge that neither of the Participant nor the Company nor any other person

Exhibit 10.c ii

asserting a claim described in Section 8(b) has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

Section 9.    No Commitment to Employment
The Participant agrees that the grant of this Award and acceptance of this Award does not imply any commitment by the Company, a subsidiary or Affiliate to the Participant’s continued employment or consulting relationship, and that a Participant’s employment status is that of an “employee-at-will” and, in particular, that the Company, its subsidiary or Affiliate has a continuing right with or without Cause (unless otherwise specifically agreed to in writing executed by the Participant and the Company) to terminate a Participant’s employment or other relationship at any time.

Section 10.    Compliance with Section 409A of the Internal Revenue Code.
a.This Award Agreement, Program, and the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of this Award Agreement, Program and the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code.
b.If any term or condition of this Award Agreement or any provision of the Plan would otherwise frustrate or conflict with this intent, the term or condition or provision shall be interpreted and deemed amended so as to avoid this conflict.
c.Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to the Participant with respect to this Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in the Participant incurring interest or additional tax under Section 409A of the Code. To the extent this Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.
d.Notwithstanding Sections 10(a) through (c), the tax treatment of the benefits provided under this Award Agreement, Program or the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Exhibit 10.c ii

Section 11.    Tax Matters
The Participant agrees to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. The Participant also agrees to promptly provide such information with respect to this Award or the underlying Shares acquired pursuant to this Award, as may be requested by the Company or any of its subsidiaries or Affiliates.

Section 12. Other Terms
a.The Award Agreement and this Program shall be governed by and interpreted in accordance with Michigan law.
b.The headings set forth herein are for informational purposes only and are not a substantive part of this Program.
c.The terms and conditions of this Program are effective for grants made on or after February 6, 2025.